                                                                      EXHIBIT 12

                          STATEMENT RE COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                            THREE MONTHS ENDED                           YEAR ENDED
                                 MARCH 31,                              DECEMBER 31,
                            -------------------     ----------------------------------------------------
                              1994       1993         1993       1992       1991       1990       1989
                            --------   --------     --------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT RATIOS)
Pretax Income (Loss)
  (Before Cumulative
  Effect of Accounting
  Changes)................  $(10,374)  $(27,810)    $ (3,094)  $ 29,227   $ 55,518   $ 47,163   $ 34,364
Fixed Charges (Including
  Interest on Deposit
  Accounts)(1)............    32,463     33,500      132,915    152,640    196,737    208,652    185,829
                            --------   --------     --------   --------   --------   --------   --------
Earnings (Including Total
  Interest Expense as
  Fixed Charge)...........  $ 22,089   $  5,690     $129,821   $181,867   $252,255   $255,815   $220,193
                            =========  =========    =========  =========  =========  =========  =========
Pretax Income (Loss)
  (Before Cumulative
  Effect of Accounting
  Changes)................  $(10,374)  $(27,810)    $ (3,094)  $ 29,227   $ 55,518   $ 47,163   $ 34,364
Fixed Charges (Excluding
  Interest on Deposit
  Accounts)(1)............    12,189     14,332       55,174     64,838     81,110     78,061     66,425
                            --------   --------     --------   --------   --------   --------   --------
Earnings (Excluding
  Interest on Deposit
  Accounts as Fixed
  Charge).................  $  1,815   $(13,478)    $ 52,080   $ 94,065   $136,628   $125,224   $100,789
                            =========  =========    =========  =========  =========  =========  =========
Ratio of Earnings to Fixed
  Charges(2):
  Including Deposit
     Interest.............        --         --           --      1.19x      1.28x      1.23x      1.18x
  Excluding Deposit
     Interest.............        --         --           --       1.45       1.68       1.60       1.52

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(1) Fixed charges include the portion of rental expense deemed to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges for the three months ended March 31, 1994 and 1993, and for the year ended December 31, 1993, by $10.4 million, $27.8 million and $3.1 million, respectively, including interest on deposits, and $10.4 million, $27.8 million and $3.1 million, respectively, excluding interest on deposits.